Exhibit 99.1

News Release
NYSE: WMB
Date:      Nov. 6, 2008
Williams Reports Third-Quarter 2008 Financial Results
•	Net Income is $366 Million for 3Q 2008, $1.3 Billion Year-to-date

•	Key Measure — Recurring Adjusted EPS is 57 Cents — Up 46% in 3Q

•	Effect of Hurricanes, Unusual Items Reduced 3Q Results

•	18-percent Natural Gas Production Growth, Higher Prices Drive 3Q Results

•	Company’s Liquidity is Strong — $3.5 Billion as of Oct. 31, No Significant Debt Maturities Until 2011

•	Earnings, Capital Expenditure Outlook Lowered to Reflect Global Credit Crisis

Quarterly Summary Financial Information	3Q 2008		3Q 2007
Per share amounts are reported on a fully diluted basis	millions	per share	millions	per share
Income from continuing operations	$369	$0.62	$228	$0.38
Income (loss) from discontinued operations	(3)	—	(30)	(0.05)

Net income	$366	$0.62	$198	$0.33

Recurring income from continuing operations*	$370	$0.63	$219	$0.36
After-tax mark-to-market adjustments	(38)	(0.06)	20	0.03

Recurring income from continuing operations — after mark-to-market adjustments*	$332	$0.57	$239	$0.39

Year-To-Date Summary Financial Information	YTD 2008		YTD 2007
Per share amounts are reported on a fully diluted basis	millions	per share	millions	per share
Income from continuing operations	$1,204	$2.02	$641	$1.05
Income (loss) from discontinued operations	99	0.17	124	0.20

Net income	$1,303	$2.19	$765	$1.25

Recurring income from continuing operations*	$1,110	$1.87	$606	$0.99
After-tax mark-to-market adjustments	(30)	(0.05)	87	0.15

Recurring income from continuing operations — after mark-to-market adjustments*	$1,080	$1.82	$693	$1.14

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.
     TULSA, Okla. — Williams (NYSE:WMB) announced third-quarter 2008 unaudited net income of $366 million, or $0.62 per share on a diluted basis, compared with net income of $198 million, or $0.33 cents per share on a diluted basis, for third-quarter 2007.
     A strong performance in the company’s exploration and production business was the driver of the increase in the third-quarter results. Key factors were higher net realized average natural gas prices and strong

Williams (NYSE: WMB) Third-Quarter 2008 Financial Results — Nov. 6, 2008	Page 1 of 10

natural gas production growth. Lower natural gas liquid (NGL) sales volumes, due to a number of factors discussed in the Midstream section of this release, partially offset the improved results in Exploration & Production. The effect of two hurricanes in the Gulf of Mexico and other unusual items also negatively impacted the third-quarter results.
     Year-to-date through Sept. 30, Williams reported net income of $1,303 million, or $2.19 per share on a diluted basis, compared with net income of $765 million, or $1.25 per share on a diluted basis for the first three quarters of 2007.
     Higher net realized average natural gas prices and strong natural gas production drove the year-to-date improvement in net income. The year-to-date results also benefited from a gain on the sale of certain international interests. The effect of the lower NGL sales volumes in the third quarter partially offset these benefits.
Recurring Results Adjusted for Effect of Mark-to-Market Accounting
     Recurring income from continuing operations, after adjustments to remove the effect of mark-to-market accounting for certain hedges and other derivatives in Gas Marketing Services, was $332 million, or $0.57 per share for third-quarter 2008. On the same adjusted basis, recurring income from continuing operations was $239 million, or $0.39 per share, for third-quarter 2007.
     The increases in the recurring adjusted results in the third-quarter reflect strong performances in the company’s exploration and production business, partially offset by the effect of the lower NGL sales volumes in the midstream business.
     For the first nine months of 2008, recurring income from continuing operations after mark-to-market adjustments was $1,080 million, or $1.82 per share, compared with $693 million, or $1.14 per share for the same period in 2007.
     The year-to-date increases reflect strong performances in the company’s natural gas businesses, including higher net realized average prices and natural gas production in the exploration and production business as well as higher per-unit NGL margins and fee-based revenues in the midstream business.
     A reconciliation of the company’s income from continuing operations to recurring income from continuing operations and mark-to-market adjustments is available at www.williams.com and as an attachment to this news release.
Liquidity Strong, No Significant Debt Payments Until 2011
     As of Oct. 31, 2008, Williams’ total liquidity was approximately $3.5 billion, which included approximately $1.8 billion in cash and cash equivalents and $2.4 billion in unused revolving credit facilities from a group of 19 banks. The cash and cash equivalents balance includes approximately $600 million being utilized by international operations and certain subsidiaries, with the remainder comprised primarily of government-backed securities.

Williams (NYSE: WMB) Third-Quarter 2008 Financial Results — Nov. 6, 2008	Page 2 of 10

     Williams’ cash flow from operations has also remained strong. Year-to-date through Sept. 30, Williams generated $2.6 billion in cash flow from operations.
     The company also does not have any significant debt maturities until June 2011. To view Williams’ complete debt maturity schedule, please go to www.williams.com/investors.
     Williams’ risk from its net credit exposure to the company’s derivative counterparties, considering master netting agreements and collateral support, was $384 million as of Sept. 30. “A” rated or better counterparties represent more than 97 percent of this total.
CEO Perspective
     “Williams achieved another quarter of strong earnings growth, highlighted by an 18 percent increase in natural gas production,” said Steve Malcolm, chairman, president and chief executive officer. “We now face a much more challenging environment, as the global financial crisis and economic recession have driven energy prices much lower.
     “While we have changed our earnings and capital spending outlook in light of current conditions, Williams’ strong liquidity and balance sheet provide us with firm footing and the flexibility to perform in a difficult market.
     “We will continue our disciplined approach to growth, funding our capital projects with cash on hand, cash flow from operations and existing credit facilities,” Malcolm said.
Lower Commodity Assumptions, Earnings, Capital Expenditure Guidance
     The recent instability in financial markets has created global concerns about the liquidity of financial institutions and is having overarching impacts on the economy as a whole. In this volatile economic environment, many financial markets, institutions and other businesses remain under considerable stress. In addition, oil and gas prices have recently experienced significant declines.
     Given these market conditions, Williams is updating its outlook for commodity price assumptions and its earnings and capital expenditure outlook for 2008 and 2009 based on these new assumptions.

Un-hedged Commodity	Nov. 6 Outlook		Aug. 7 Outlook
Price Assumptions	2008	2009	2008	2009

Natural Gas:
Basin Prices
Average Rockies	$6.10 - $6.35	$4.00 - $5.75	$7.30 - $8.10	$6.60 - $8.10
Average San Juan/Mid-Continent	$7.00 - $7.40	$5.00 - $7.00	$7.70 - $9.00	$7.00 - $9.00
NYMEX (reference only)	$8.90 - $9.10	$6.00 - $8.00	$9.00 - $10.50	$8.00 - $10.50
Crude Oil: WTI (reference only)	$104 - $106	$60 - $90	$100 - $120	$80 - $120
Average NGL Margins: ($/gallon)	$0.56 - $0.63	$0.29 - $0.57	$0.57 - $0.68	$0.43 - $0.71
     Guidance for consolidated segment profit includes results for Exploration & Production, Midstream and Gas Pipeline, as well as Gas Marketing and the Other segment. All consolidated segment profit and earnings per share ranges are presented on a recurring basis adjusted to remove the effect of mark-to-market accounting.

Williams (NYSE: WMB) Third-Quarter 2008 Financial Results — Nov. 6, 2008	Page 3 of 10

     For 2008, Williams has lowered its consolidated segment profit guidance to a range of $2,900 million to $3,150 million and earnings per share of $2.10 to $2.30. The previous ranges were $3,150 million to $3,650 million in consolidated segment profit and earnings per share of $2.35 to $2.80. The updated range for 2008 reflects lower expected natural gas prices and NGL margins, as well as the effect of two hurricanes in the Gulf of Mexico.
     For 2009, Williams has lowered its consolidated segment profit guidance to a range of $1,950 million to $2,900 million and earnings per share of $1.25 to $2.05. The previous ranges were $2,925 million to $3,825 million for consolidated segment profit and earnings per share of $2.10 to $2.95. The updated range for 2009 reflects lower expected natural gas prices, lower expected NGL margins and a slower expected growth rate of natural gas production, reflecting lower expected capital spending in Exploration & Production.
     Williams is lowering its previous capital expenditure guidance for 2008. The new range is $3,375 million to $3,575 million. The previous range was $3,300 million to $3,850 million, inclusive of potential future projects.
     Williams is also lowering its capital expenditure guidance for 2009. The new range is $2,800 million to $3,100 million. The previous range was $2,925 million to $3,625 million, inclusive of potential future projects.
     The reduction in the company’s total potential capital spending for 2009 is primarily based the company’s expectation for lower spending in Exploration & Production and Midstream based on lower energy prices, a slower economy and difficult financial markets.
Business Segment Performance: Exploration & Production Drives Strong 3Q Segment Profit Growth

Williams (NYSE: WMB) Third-Quarter 2008 Financial Results — Nov. 6, 2008	Page 4 of 10

Consolidated Segment Profit (Loss)	3Q		YTD
Amounts in millions	2008	2007	2008	2007
Exploration & Production	$361	$169	$1,287	$566
Midstream Gas & Liquids	254	300	810	705
Gas Pipeline	173	183	532	513

	$788	$652	$2,629	$1,784

Gas Marketing Services	16	(67)	(9)	(160)
Other	(2)	—	(2)	—

Consolidated Segment Profit	$802	$585	$2,618	$1,624

Recurring Consolidated Segment Profit (Loss)
After Mark-to-Market Adjustments*

	3Q		YTD
Amounts in millions	2008	2007	2008	2007
Exploration & Production	$379	$169	$1,162	$566
Midstream Gas & Liquids	248	300	802	697
Gas Pipeline	163	171	513	478

	$790	$640	$2,477	$1,741

Gas Marketing after MTM Adjustments	(45)	(35)	(58)	(20)
Other	(2)	—	(2)	—

Recurring Consolidated Segment Profit After Mark-to-Market Adjustments	$743	$605	$2,417	$1,721

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.
     For third-quarter 2008, Williams’ businesses reported consolidated segment profit of $802 million, compared with $585 million for third-quarter 2007. A strong performance in Exploration & Production drove the 37 percent improvement in the consolidated results.
     Year-to-date through Sept. 30, Williams’ businesses reported consolidated segment profit of $2,618 million, compared with $1,624 million for the same period in 2007. Strong results in Exploration & Production, Midstream and Gas Pipeline drove the 61 percent increase in year-to-date consolidated segment profit. The year-to-date period also benefited from the previously noted gain on the sale of certain international interests.
     On a basis adjusted to remove the effect of nonrecurring items and mark-to-market accounting, Williams’ recurring consolidated segment profit was $743 million in third-quarter 2008, compared with $605 million for third-quarter 2007, an increase of 23 percent.
     For the first nine months of 2008 on the same basis, Williams’ recurring consolidated segment profit was $2,417 million, compared with $1,721 million for the first nine months of 2007.
Exploration & Production: Higher Prices, Strong Production Growth Drives Segment Profit Increases
     Exploration & Production includes natural gas production and development in the U.S. Rocky Mountains, San Juan Basin and Mid-Continent, and oil and gas development in South America.

Williams (NYSE: WMB) Third-Quarter 2008 Financial Results — Nov. 6, 2008	Page 5 of 10

     The business reported segment profit of $361 million for third-quarter 2008, compared with third-quarter 2007 segment profit of $169 million, an increase of 114 percent. Year-to-date through Sept. 30, Exploration & Production reported segment profit of $1,287 million, compared with $566 million for the first nine months of 2007, an increase of 127 percent.
     Higher net realized average prices and strong growth in domestic natural gas production volumes were the primary drivers of the significant increases in segment profit for both the third-quarter and year-to-date periods. Results for the year-to-date 2008 period also benefited from the previously noted pre-tax gain on the sale of certain international interests.
     Increased development within the Piceance, Powder River and Fort Worth basins drove the 18 percent growth in domestic production volumes. In the Piceance Basin of western Colorado — the company’s cornerstone for production and reserves growth — average daily production increased 15 percent for the third quarter. In the Powder River Basin in Wyoming, the company’s second-largest production area, average daily production increased 37 percent for the quarter.

Quarterly Average Daily Production
Amounts in million cubic feet equivalent of natural	3Q
gas (MMcfe)	2008	2007	Growth rate
Piceance Basin	657	570	15%
Powder River Basin	225	164	37%
Other Basins	214	192	11%
U.S. Interests only	1,096	926	18%
U.S. & International Interests	1,146	974	18%
     During third-quarter 2008, Williams’ net realized average price for U.S. production was $6.97 per thousand cubic feet of natural gas equivalent (Mcfe), which was 52 percent higher than the $4.59 per Mcfe realized in third-quarter 2007.
     The benefits of higher net realized average prices and higher production volumes in the third-quarter and year-to-date periods were partially offset by increased depreciation, depletion and amortization, higher operating taxes, higher lease operating expenses, and an impairment of certain producing properties.
Midstream Gas & Liquids: Solid Year-to-date Growth, Despite Third-Quarter Obstacles
     Midstream provides natural gas gathering and processing, NGL fractionation and storage services and olefins production. For third-quarter 2008, the business reported segment profit of $254 million, compared with segment profit of $300 million for third-quarter 2007.
     The decline in Midstream’s third-quarter segment profit is primarily because of lower NGL sales volumes. Higher per-unit NGL margins partially offset the decline in sales volumes.
     A lack of third-party NGL pipeline transportation capacity in the West Region was the primary driver of the lower sales volumes during the quarter. These restrictions were alleviated early in the fourth quarter, as the company began delivering NGL volumes from one of its Wyoming plants into the new Overland Pass NGL

Williams (NYSE: WMB) Third-Quarter 2008 Financial Results — Nov. 6, 2008	Page 6 of 10

pipeline. Williams expects its remaining NGL volumes from its Wyoming facilities to begin flowing into Overland Pass by the end of the year.
     Two major hurricanes in the Gulf of Mexico also negatively affected Midstream’s third-quarter results. Hurricane-related disruptions not only contributed to lower sales volumes in the Gulf Region, but also affected sales volumes in the West Region when operations were suspended at a third-party fractionation facility at Mont Belvieu, Texas. As a result, a portion of Midstream’s West Region NGL equity volumes produced during the third quarter was placed in storage. The company expects to sell most of this excess inventory in fourth-quarter 2008 and in early 2009. In addition, hurricane-related repairs and property insurance deductibles drove higher operating costs for the quarter.
     Williams estimates that the hurricane-related downtime and reserves for repairs and property insurance deductibles reduced Midstream’s third-quarter 2008 segment profit by $50 million to $65 million.
     Higher fee-based revenues partially offset the lower sales volumes and the negative effect of the hurricanes, when comparing third-quarter 2008 with third-quarter 2007.
     For the first nine months of 2008, Midstream’s segment profit was $810 million, compared with $705 million for the same time period in 2007.
     Higher per-unit NGL margins, higher fee-based revenues across all regions and increased olefins sales drove the increase in the year-to-date period. The acquisition of an additional interest in the Geismar plant in July 2007 helped drive the increase in olefins sales.
Gas Pipeline: Expansion Projects, New Rates Drive Year-to-date Recurring Segment Profit Growth
     Gas Pipeline, which primarily delivers natural gas to markets along the Eastern Seaboard, in Florida and in the Pacific Northwest, reported third-quarter 2008 segment profit of $173 million, compared with $183 million for third-quarter 2007.
     Year-to-date through Sept. 30, Gas Pipeline reported segment profit of $532 million, compared with $513 million for the same period in 2007.
     On a recurring basis, Gas Pipeline’s segment profit for third-quarter 2008 was $163 million, compared with $171 million for third-quarter 2007.
     This decrease on a recurring basis was due primarily to an increase in project development costs and costs associated with a pipeline rupture in Appomattox County, Virginia. Increased revenues from expansion projects placed in service during fourth-quarter 2007 partially offset these items.
     Year-to-date through Sept. 30, Gas Pipeline’s recurring segment profit was $513 million, compared with $478 million on a recurring basis for the same time frame in 2007.
     The increase in year-to-date recurring segment profit was primarily a result of increased revenues from new rates on the Transco system, revenues from expansion projects placed in service during fourth-quarter 2007,

Williams (NYSE: WMB) Third-Quarter 2008 Financial Results — Nov. 6, 2008	Page 7 of 10

increased earnings from the company’s 50 percent interest in Gulfstream Natural Gas Systems, and lower operating costs.
     This increase was partly offset by higher project development costs along with higher selling, general and administrative expenses.
Gas Marketing Services: Supporting Natural Gas Businesses with Marketing, Risk Management
     Gas Marketing Services is responsible for supporting Williams’ natural gas businesses by providing marketing and risk management services. These services primarily include marketing and hedging the gas produced by Exploration & Production, and procuring fuel and shrink gas and hedging natural gas liquids for Midstream.
     In addition, Gas Marketing manages various natural-gas related contracts, such as transportation, storage, and related hedges, and proprietary trading positions. It also provides marketing services to third-parties, such as producers. The segment also manages certain legacy natural gas contracts and positions that previously were reported in the former power business, which have been reduced to a minimal level.
Gas Marketing Recurring Segment Profit (Loss)
Adjusted for Mark-to-Market Effect*

	3Q		YTD
Amounts in millions	2008	2007	2008	2007
Segment profit (loss)	$16	$(67)	$(9)	$(160)
Nonrecurring adjustments	—	—	—	—

Recurring segment profit (loss)	$16	$(67)	$(9)	$(160)
Mark-to-market adjustments	(61)	32	(49)	140

Recurring segment loss after MTM adjustments	$(45)	$(35)	$(58)	$(20)

*	A schedule reconciling income from continuing operations to recurring income from continuing operations and mark-to-market adjustments (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.
     The $45 million recurring segment loss after mark-to-market adjustments is comprised primarily of a $24 million write-down of storage inventory to market prices and $18 million of realized losses associated with certain proprietary and legacy positions, which were recognized in earnings in prior periods.
     Although not significant for third-quarter or year-to-date 2008 results, the company expects in the future to have some level of mark-to-market volatility in Gas Marketing Services, primarily from natural gas storage hedging.
Evaluation of Structural Changes to Enhance Shareholder Value
     As separately announced today, Williams’ management and board of directors are evaluating a variety of structural changes in the company to enhance shareholder value. The company expects to announce a specific direction in the first quarter next year. Among the potential changes is the separation of one or more of the company’s principal business units. The company noted that there can be no assurance as to the timing or that the evaluation announced today will result in any changes to the company’s current structure.

Williams (NYSE: WMB) Third-Quarter 2008 Financial Results — Nov. 6, 2008	Page 8 of 10

Today’s Analyst Call
     Management will discuss third-quarter 2008 results during a live webcast beginning at 9:30 a.m. EST today. Participants are encouraged to access the webcast and access slides for viewing, downloading and printing at www.williams.com.
     A limited number of phone lines also will be available at (877) 558-9190. International callers should dial (706) 902-3248. Replays of the third-quarter webcast, in both streaming and downloadable podcast formats, will be available for two weeks at www.williams.com following the event.
Form 10-Q
     The company will file its Form 10-Q with the Securities and Exchange Commission today. The document will be available on both the SEC and Williams websites.
About Williams (NYSE: WMB)

Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

Sharna Reingold
Williams (investor relations)
(918) 573-2078
# # #
Williams’ reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others: changes in general economic conditions and changes in the industries in which Williams conducts business; changes in federal or state laws and regulations to which Williams is subject, including tax, environmental and employment laws and regulations; the cost and outcomes of legal and administrative claims proceedings, investigations, or inquiries; the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions; the level of creditworthiness of counterparties to our transactions; the amount of collateral required to be posted from time to time in our transactions; the effect of changes in accounting policies; the ability to control costs; the ability of each business

Williams (NYSE: WMB) Third-Quarter 2008 Financial Results — Nov. 6, 2008	Page 9 of 10

unit to successfully implement key systems, such as order entry systems and service delivery systems; the impact of future federal and state regulations of business activities, including allowed rates of return, the pace of deregulation in retail natural gas market, and the resolution of other regulatory matters; changes in environmental and other laws and regulations to which Williams and its subsidiaries are subject or other external factors over which we have no control; changes in foreign economies, currencies, laws and regulations, and political climates, especially in Canada, Argentina and Venezuela, where Williams has direct investments; the timing and extent of changes in commodity prices, interest rates, and foreign currency exchange rates; the weather and other natural phenomena; the ability of Williams to develop or access expanded markets and product offerings as well as their ability to maintain existing markets; the ability of Williams and its subsidiaries to obtain governmental and regulatory approval of various expansion projects; future utilization of pipeline capacity, which can depend on energy prices, competition from other pipelines and alternative fuels, the general level of natural gas and petroleum product demand, decisions by customers not to renew expiring natural gas transportation contracts; the accuracy of estimated hydrocarbon reserves and seismic data; and global and domestic economic repercussions from terrorist activities and the government’s response to such terrorist activities. In light of these risks, uncertainties, and assumptions, and the additional risks described in the risk factors sections of our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
In regard to the company’s reserves in Exploration & Production, the SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves. We have used certain terms in this news release, such as “probable” reserves and “possible” reserves and “new opportunities potential” reserves that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. The SEC defines proved reserves as estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under the assumed economic conditions. Probable and possible reserves are estimates of potential reserves that are made using accepted geological and engineering analytical techniques, but which are estimated with reduced levels of certainty than for proved reserves. Possible reserve estimates are less certain than those for probable reserves. New opportunities potential is an estimate of reserves for new areas for which we do not have sufficient information to date to raise the reserves to either the probable category or the possible category. New opportunities potential estimates are even less certain than those for possible reserves.
Reference to “total resource portfolio” includes proved, probable and possible reserves as well as new opportunities potential.
Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the Securities and Exchange Commission on Feb. 26, 2008, and our quarterly reports on Form 10-Q available from our offices or from our website at www.williams.com

Williams (NYSE: WMB) Third-Quarter 2008 Financial Results — Nov. 6, 2008	Page 10 of 10

Financial Highlights and Operating Statistics
(UNAUDITED)
Final
September 30, 2008

Reconciliation of Income from Continuing Operations to Recurring Earnings
(UNAUDITED)

	2007					2008
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Income from continuing operations available to common stockholders	$170	$243	$228	$206	$847	$416	$419	$369	$1,204

Income from continuing operations — diluted earnings per common share	$0.28	$0.40	$0.38	$0.34	$1.40	$0.70	$0.70	$0.62	$2.02

Nonrecurring items:

Exploration & Production
Accrual for royalty litigation contingency	$—	$—	$—	$4	$4	$—	$—	$—	$—
Gain on sale of Peru interests	—	—	—	—	—	(118)	(30)	—	(148)
Reserve for receivables from bankrupt counterparty	—	—	—	—	—	—	5	4	9
Impairment of certain natural gas producing properties	—	—	—	—	—	—	—	14	14

Total Exploration & Production nonrecurring items	—	—	—	4	4	(118)	(25)	18	(125)

Gas Pipeline
Change in estimate related to a regulatory liability — NWP	—	(17)	—	—	(17)	—	—	—	—
Payments received for terminated firm transportation agreement — NWP	—	(6)	(12)	—	(18)	—	—	—	—
Gain on sale of excess inventory gas — TGPL	—	—	—	—	—	—	(9)	—	(9)
Gain on sale of certain south Texas assets — TGPL	—	—	—	—	—	—	—	(10)	(10)

Total Gas Pipeline nonrecurring items	—	(23)	(12)	—	(35)	—	(9)	(10)	(19)

Midstream Gas & Liquids
Reversal of a maintenance accrual	(8)	—	—	—	(8)	—	—	—	—
Income from a favorable litigation outcome	—	—	—	(12)	(12)	—	—	—	—
Reserve for international receivables	—	—	—	9	9	—	—	—	—
Impairment of Carbonate Trend pipeline	—	—	—	10	10	—	—	—	—
Involuntary conversion gain related to Ignacio gas processing plant	—	—	—	—	—	—	(3)	(6)	(9)
Reserve for receivables from bankrupt counterparty	—	—	—	—	—	—	1	—	1
Final earnout payment from 2005 Gulf Liquids asset sale	—	—	—	—	—	—	—	(8)	(8)
Charges from Hurricanes Gustav & Ike	—	—	—	—	—	—	—	8	8

Total Midstream Gas & Liquids nonrecurring items	(8)	—	—	7	(1)	—	(2)	(6)	(8)

Gas Marketing Services
Accrual for litigation contingencies	—	—	—	20	20	—	—	—	—

Total Gas Marketing Services nonrecurring items	—	—	—	20	20	—	—	—	—

Nonrecurring items included in segment profit (loss)	(8)	(23)	(12)	31	(12)	(118)	(36)	2	(152)

Nonrecurring items below segment profit (loss)
Early debt retirement costs (Corporate)	—	—	—	19	19	—	—	—	—
Interest related to Gulf Liquids litigation contingency ( Interest accrued — Midstream)	1	1	1	—	3	—	—	—	—
Interest income related to contract termination gain noted above (Investing income — Gas Pipeline — NWP)	—	—	(2)	—	(2)	—	—	—	—
Interest related to royalty litigation contingency noted above (Interest accrued — E&P)	—	—	—	1	1	—	—	—	—
Rounding	—	1	(1)	—	—	—	—	—	—

	1	2	(2)	20	21	—	—	—	—

Total nonrecurring items	(7)	(21)	(14)	51	9	(118)	(36)	2	(152)
Tax effect for above items (1)(2)	(3)	1	(5)	13	6	(45)	(14)	1	(58)
Adjustment for nonrecurring tax-related items (3)	—	—	—	23	23	—	—	—	—

Recurring income from continuing operations available to common stockholders	$166	$221	$219	$267	$873	$343	$397	$370	$1,110

Recurring diluted earnings per common share	$0.27	$0.36	$0.36	$0.44	$1.44	$0.57	$0.67	$0.63	$1.87

Weighted-average shares — diluted (thousands)	611,470	613,172	610,651	604,243	609,866	598,627	596,187	589,138	594,630

(1)	The tax rate applied to nonrecurring items for 2nd quarter 2007 has been adjusted to reverse the effect of certain previous adjustments for nondeductible expenses associated with securities litigiation and related costs, as these expenses are now considered deductible based on an IRS ruling.

(2)	The tax rate applied to nonrecurring items 4th quarter 2007 has been adjusted to reverse the effect of early debt retirement costs considered deductible in 2004 as these expenses are now considered nondeductible.

(3)	The 4th quarter of 2007 includes an adjustment for an income tax contingency.

Note:	The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.

The sum of amounts for the quarters may not equal the totals for the year due to rounding.

Consolidated Statement of Income
(UNAUDITED)

	2007					2008
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Revenues	$2,368	$2,824	$2,860	$2,506	$10,558	$3,224	$3,729	$3,267	$10,220

Segment costs and expenses:
Costs and operating expenses	1,843	2,180	2,222	1,834	8,079	2,373	2,747	2,386	7,506
Selling, general and administrative expenses	102	108	107	154	471	111	131	133	375
Other (income) expense — net	(18)	(18)	(2)	20	(18)	(117)	(35)	—	(152)

Total segment costs and expenses	1,927	2,270	2,327	2,008	8,532	2,367	2,843	2,519	7,729

Equity earnings	21	23	52	41	137	36	37	54	127

Total segment profit	462	577	585	539	2,163	893	923	802	2,618

Reclass equity earnings	(21)	(23)	(52)	(41)	(137)	(36)	(37)	(54)	(127)
General corporate expenses	(40)	(36)	(40)	(45)	(161)	(42)	(42)	(34)	(118)

Operating income	401	518	493	453	1,865	815	844	714	2,373

Interest accrued	(172)	(172)	(171)	(170)	(685)	(165)	(165)	(166)	(496)
Interest capitalized	5	7	9	11	32	8	16	16	40
Investing income	52	66	78	61	257	55	55	65	175
Early debt retirement costs	—	—	—	(19)	(19)	—	—	—	—
Minority interest in income of consolidated subsidiaries	(14)	(25)	(29)	(22)	(90)	(39)	(63)	(55)	(157)
Other income (expense) — net	2	2	8	(1)	11	5	—	2	7

Income from continuing operations before income taxes	274	396	388	313	1,371	679	687	576	1,942
Provision for income taxes	104	153	160	107	524	263	268	207	738

Income from continuing operations	170	243	228	206	847	416	419	369	1,204
Income (loss) from discontinued operations	(36)	190	(30)	19	143	84	18	(3)	99

Net income	$134	$433	$198	$225	$990	$500	$437	$366	$1,303

Diluted earnings (loss) per common share:
Income from continuing operations	$0.28	$0.40	$0.38	$0.34	$1.40	$0.70	$0.70	$0.62	$2.02
Income (loss) from discontinued operations	(0.06)	0.31	(0.05)	0.03	0.23	0.14	0.03	—	0.17

Net income	$0.22	$0.71	$0.33	$0.37	$1.63	$0.84	$0.73	$0.62	$2.19

Weighted-average number of shares used in computation (thousands)	611,470	613,172	610,651	604,243	609,866	598,627	596,187	589,138	594,630

Common shares outstanding at end of period (thousands)	598,492	599,781	593,016	586,148	586,148	584,025	579,117	578,641	578,641

Market price per common share (end of period)	$28.46	$31.62	$34.06	$35.78	$35.78	$32.98	$40.31	$23.65	$23.65

Common dividends per share	$0.09	$0.10	$0.10	$0.10	$0.39	$0.10	$0.11	$0.11	$0.32

Note:	The sum of earnings (loss) per share for the quarters may not equal the total earnings (loss) per share for the year due to changes in the weighted-average number of common shares outstanding.

Reconciliation of Segment Profit to Recurring Segment Profit
(UNAUDITED)

	2007					2008
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Segment profit (loss):

Exploration & Production	$188	$209	$169	$190	$756	$430	$496	$361	$1,287
Gas Pipeline	150	180	183	160	673	180	179	173	532
Midstream Gas & Liquids	154	251	300	367	1,072	261	295	254	810
Gas Marketing Services	(30)	(63)	(67)	(177)	(337)	21	(46)	16	(9)
Other	—	—	—	(1)	(1)	1	(1)	(2)	(2)

Total segment profit	$462	$577	$585	$539	$2,163	$893	$923	$802	$2,618

Nonrecurring adjustments:

Exploration & Production	$—	$—	$—	$4	$4	$(118)	$(25)	$18	$(125)
Gas Pipeline	—	(23)	(12)	—	(35)	—	(9)	(10)	(19)
Midstream Gas & Liquids	(8)	—	—	7	(1)	—	(2)	(6)	(8)
Gas Marketing Services	—	—	—	20	20	—	—	—	—
Other	—	—	—	—	—	—	—	—	—

Total segment nonrecurring adjustments	$(8)	$(23)	$(12)	$31	$(12)	$(118)	$(36)	$2	$(152)

Recurring segment profit (loss):

Exploration & Production	$188	$209	$169	$194	$760	$312	$471	$379	$1,162
Gas Pipeline	150	157	171	160	638	180	170	163	513
Midstream Gas & Liquids	146	251	300	374	1,071	261	293	248	802
Gas Marketing Services	(30)	(63)	(67)	(157)	(317)	21	(46)	16	(9)
Other	—	—	—	(1)	(1)	1	(1)	(2)	(2)

Total recurring segment profit	$454	$554	$573	$570	$2,151	$775	$887	$804	$2,466

Note:	Segment profit (loss) includes equity earnings reported in Investing income in the Consolidated Statement of Income. Equity earnings results from investments accounted for under the equity method.

Exploration & Production
(UNAUDITED)

	2007					2008
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Revenues:
Production	$413	$449	$399	$464	$1,725	$617	$826	$715	$2,158
Gas management	55	67	63	87	272	104	133	116	353
Net nonqualified hedge derivative income (loss)	(2)	(5)	8	(17)	(16)	(2)	(14)	18	2
International	15	16	16	17	64	17	19	18	54
Other	2	12	13	21	48	12	12	16	40

Total revenues	483	539	499	572	2,093	748	976	883	2,607

Segment costs and expenses:
Depreciation, depletion and amortization (including International)	114	131	139	151	535	166	182	187	535
Lease and other operating expenses	44	49	54	58	205	60	61	72	193
Operating taxes	34	35	30	22	121	49	69	65	183
Exploration expense	7	5	4	4	20	2	1	3	6
Third party gathering expense	9	7	9	8	33	10	13	12	35
Selling, general and administrative expenses (including International)	36	32	35	45	148	37	44	49	130
Gas management expenses	55	67	63	87	272	104	133	116	353
International (excluding DD&A and SG&A)	4	6	7	7	24	6	10	9	25
Other (income) expense — net	(3)	3	(1)	5	4	(113)	(27)	14	(126)

Total segment costs and expenses	300	335	340	387	1,362	321	486	527	1,334

Equity earnings	5	5	10	5	25	3	6	5	14

Reported segment profit	188	209	169	190	756	430	496	361	1,287

Nonrecurring adjustments	—	—	—	4	4	(118)	(25)	18	(125)

Recurring segment profit	$188	$209	$169	$194	$760	$312	$471	$379	$1,162
Operating statistics
Domestic:

Total domestic net volumes (Bcfe)	76.1	81.7	85.2	90.1	333.1	92.2	101.0	100.8	294.0
Net domestic volumes per day (MMcfe/d)	845	898	926	979	913	1,013	1,110	1,096	1,073
Net domestic realized price ($/Mcfe) (1)	$5.318	$5.390	$4.587	$5.057	$5.078	$6.580	$8.056	$6.971	$7.221
Production taxes per Mcfe	$0.440	$0.439	$0.343	$0.253	$0.364	$0.529	$0.683	$0.648	$0.623
Lease and other operating expense per Mcfe	$0.574	$0.598	$0.639	$0.645	$0.616	$0.653	$0.606	$0.712	$0.657

(1)	Net realized price is calculated the following way: production revenues (including hedging activities and incremental margins related to gas management activities) less third party gathering expense divided by net volumes.
International:

Total volumes including Equity Investee (Bcfe)	5.2	5.4	5.6	5.8	22.0	5.7	5.7	5.9	17.3
Volumes per day (MMcfe/d)	58	59	61	63	60	63	62	64	63

Volumes net to Williams (after minority interest) (Bcfe)	4.1	4.2	4.4	4.6	17.3	4.5	4.4	4.7	13.6
Volumes net to Williams per day (MMcfe/d)	46	46	48	50	47	49	49	50	50
Total Domestic and International:

Volumes net to Williams (after minority interest) (Bcfe)	80.2	85.9	89.7	94.6	350.4	96.7	105.4	105.4	307.5
Volumes net to Williams per day (MMcfe/d)	891	945	974	1,028	960	1,062	1,159	1,146	1,122

Gas Pipeline
(UNAUDITED)

	2007						2008
(Dollars in millions)	1st Qtr	2nd Qtr		3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Revenues:
Northwest Pipeline	$103	$103		$106	$110	$422	$107	$107	$108	$322
Transcontinental Gas Pipe Line	268	312		286	321	1,187	306	298	300	904
Other	—	—		—	1	1	—	1	(1)	—

Total revenues	371	415		392	432	1,610	413	406	407	1,226

Segment costs and expenses:
Costs and operating expenses	195	224		203	229	851	201	207	210	618
Selling, general and administrative expenses	35	38		37	51	161	36	40	42	118
Other (income) expense — net	—	(17)		(10)	3	(24)	6	(5)	3	4

Total segment costs and expenses	230	245		230	283	988	243	242	255	740

Equity earnings	9	10		21	11	51	10	15	21	46

Reported segment profit:
Northwest Pipeline	55	75	*	66	52	248	53	52	56	161
Transcontinental Gas Pipe Line	87	98		97	101	383	122	120	108	350
Other	8	7		20	7	42	5	7	9	21

Total reported segment profit	150	180		183	160	673	180	179	173	532

Nonrecurring adjustments:
Northwest Pipeline	—	(23)	*	(12)	—	(35)	—	—	—	—
Transcontinental Gas Pipe Line	—	—		—	—	—	—	(9)	(10)	(19)

Total nonrecurring adjustments	—	(23)		(12)	—	(35)	—	(9)	(10)	(19)

Recurring segment profit:
Northwest Pipeline	55	52		54	52	213	53	52	56	161
Transcontinental Gas Pipe Line	87	98		97	101	383	122	111	98	331
Other	8	7		20	7	42	5	7	9	21

Total recurring segment profit	$150	$157		$171	$160	$638	$180	$170	$163	$513

*	Includes $6 million of income associated with payments received for a terminated firm transportation agreement on Gas Pipeline’s Grays Harbor lateral that was reclassified from other income — net below operating income to other (income) expense — net within segment costs and expenses.
Operating statistics

Northwest Pipeline
Throughput (TBtu)	200.2	159.8	176.5	220.4	756.9	219.8	171.0	179.5	570.3
Average daily transportation volumes (TBtu)	2.2	1.8	1.9	2.4	2.1	2.4	1.9	2.0	2.1
Average daily firm reserved capacity (TBtu)	2.5	2.5	2.5	2.6	2.5	2.6	2.5	2.5	2.5

Transcontinental Gas Pipe Line
Throughput (TBtu)	525.2	427.6	477.4	473.2	1,903.4	536.5	443.0	448.5	1,428.0
Average daily transportation volumes (TBtu)	5.8	4.7	5.2	5.1	5.2	5.9	4.9	4.9	5.2
Average daily firm reserved capacity (TBtu)	6.8	6.4	6.4	6.7	6.6	7.0	6.7	6.6	6.8

Midstream Gas & Liquids
(UNAUDITED)

	2007					2008
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Revenues:
Gathering & processing	$104	$102	$106	$102	$414	$97	$108	$105	$310
Venezuela fee revenue	37	38	38	35	148	40	44	43	127
NGL sales from gas processing	260	319	346	435	1,360	383	473	397	1,253
Production handling and transportation	29	28	26	25	108	27	29	24	80
Olefins sales (including Gulf and Canada)	131	176	287	321	915	325	335	319	979
Trading/marketing sales	792	1,007	1,063	1,297	4,159	1,178	1,372	1,094	3,644
Other revenues	33	40	31	33	137	51	57	50	158

	1,386	1,710	1,897	2,248	7,241	2,101	2,418	2,032	6,551
Intrasegment eliminations	(384)	(467)	(537)	(673)	(2,061)	(544)	(664)	(596)	(1,804)

Total revenues	1,002	1,243	1,360	1,575	5,180	1,557	1,754	1,436	4,747

Segment costs and expenses:
NGL cost of goods sold	166	149	124	140	579	187	286	196	669
Olefins cost of goods sold	114	147	239	267	767	280	279	288	847
Trading/marketing cost of goods sold	787	996	1,058	1,285	4,126	1,180	1,357	1,118	3,655
Venezuela operating costs	19	19	20	20	78	21	22	20	63
Operating costs	141	128	139	146	554	168	157	165	490
Other
Selling, general and administrative expenses	27	29	32	49	137	34	39	36	109
Other (income) expense — net	(15)	(1)	6	(1)	(11)	(7)	(1)	(17)	(25)
Intrasegment eliminations	(384)	(467)	(537)	(673)	(2,061)	(544)	(664)	(596)	(1,804)

Total segment costs and expenses	855	1,000	1,081	1,233	4,169	1,319	1,475	1,210	4,004

Equity earnings	7	8	21	25	61	23	16	28	67

Reported segment profit	154	251	300	367	1,072	261	295	254	810
Nonrecurring adjustments	(8)	—	—	7	(1)	—	(2)	(6)	(8)

Recurring segment profit	$146	$251	$300	$374	$1,071	$261	$293	$248	$802

Operating statistics

Domestic Gathering and Processing
Gathering volumes (TBtu)	269	259	266	251	1,045	234	268	254	756
Fee-based processing volumes (TBtu)	227	234	243	234	938	231	249	244	724
NGL equity sales (million gallons) *	345	359	358	356	1,418	308	366	272	946
NGL margin ($/gallon)	$0.27	$0.47	$0.62	$0.83	$0.55	$0.64	$0.51	$0.74	$0.62
NGL production (million gallons) *	594	619	640	642	2,495	634	645	555	1,834

Olefins
Canadian NGL equity sales (million gallons)	35	33	35	33	136	33	22	20	75
Olefins sales (Ethylene & Propylene) (million lbs)	213	274	473	441	1,401	457	428	407	1,292

Discovery Producer Services L.L.C. (equity investment) - 100%
NGL equity sales (million gallons)	18	25	22	34	99	37	23	21	81
NGL production (million gallons)	56	66	61	69	252	70	58	43	171

*	Excludes volumes associated with partially owned assets that are not consolidated for financial reporting purposes.

Gas Marketing Services
(UNAUDITED)

	2007					2008
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Revenues	$1,288	$1,394	$1,247	$704	$4,633	$1,650	$2,010	$1,716	$5,376

Segment costs and expenses:
Costs and operating expenses	1,316	1,452	1,312	857	4,937	1,625	2,049	1,695	5,369
Selling, general and administrative expenses	2	5	2	4	13	4	7	4	15
Other expense — net	—	—	—	20	20	—	—	1	1

Total segment costs and expenses	1,318	1,457	1,314	881	4,970	1,629	2,056	1,700	5,385

Reported segment profit (loss)	(30)	(63)	(67)	(177)	(337)	21	(46)	16	(9)

Nonrecurring adjustments	—	—	—	20	20	—	—	—	—

Recurring segment profit (loss)	$(30)	$(63)	$(67)	$(157)	$(317)	$21	$(46)	$16	$(9)

Capital Expenditures and Investments
(UNAUDITED)

	2007					2008
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Capital expenditures:
Exploration & Production	$343	$386	$467	$495	$1,691	$391	$711	$800	$1,902
Gas Pipeline:
Northwest Pipeline	49	21	37	52	159	13	16	29	58
Transcontinental Gas Pipe Line	59	119	139	43	360	53	43	53	149
Other	—	—	—	—	—	1	(1)	—	—

Total	108	140	176	95	519	67	58	82	207
Midstream Gas & Liquids	55	185	227	120	587	105	205	141	451
Gas Marketing Services	—	—	—	—	—	—	—	1	1
Other	4	6	4	5	19	16	8	8	32

Total	$510	$717	$874	$715	$2,816	$579	$982	$1,032	$2,593

Purchase of investments:
Exploration & Production	—	—	(2)	—	(2)	—	3	3	6
Gas Pipeline	1	3	15	23	42	20	28	36	84
Other	19	1	—	—	20	—	16	(1)	15

Total	$20	$4	$13	$23	$60	$20	$47	$38	$105

Summary:
Exploration & Production	$343	$386	$465	$495	$1,689	$391	$714	$803	$1,908
Gas Pipeline	109	143	191	118	561	87	86	118	291
Midstream Gas & Liquids	55	185	227	120	587	105	205	141	451
Gas Marketing Services	—	—	—	—	—	—	—	1	1
Other	23	7	4	5	39	16	24	7	47

Total	$530	$721	$887	$738	$2,876	$599	$1,029	$1,070	$2,698

Cumulative summary:
Exploration & Production	$343	$729	$1,194	$1,689	$1,689	$391	$1,105	$1,908	$1,908
Gas Pipeline	109	252	443	561	$561	87	173	291	$291
Midstream Gas & Liquids	55	240	467	587	$587	105	310	451	$451
Gas Marketing Services	—	—	—	—	$—	—	—	1	$1
Other	23	30	34	39	$39	16	40	47	$47

Total	$530	$1,251	$2,138	$2,876	$2,876	$599	$1,628	$2,698	$2,698

Depreciation, Depletion and Amortization and Other Selected Financial Data
(UNAUDITED)

	2007					2008
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Depreciation, depletion and amortization:
Exploration & Production	$114	$131	$139	$151	$535	$165	$180	$190	$535
Gas Pipeline:
Northwest Pipeline	23	22	21	22	88	22	21	21	64
Transcontinental Gas Pipe Line	54	58	58	57	227	55	59	59	173

Total	77	80	79	79	315	77	80	80	237
Midstream Gas & Liquids	53	54	52	55	214	55	55	58	168
Gas Marketing Services	1	1	2	3	7	1	—	—	1
Other	3	3	3	1	10	4	3	5	12

Total	$248	$269	$275	$289	$1,081	$302	$318	$333	$953

Other selected financial data:
Cash and cash equivalents	$1,811	$1,739	$1,455	$1,699	$1,699	$2,240	$1,937	$1,524	$1,524

Total assets	$25,936	$26,046	$25,837	$25,061	$25,061	$27,172	$31,216	$26,893	$26,893

Capital structure:
Debt
Current	$388	$468	$466	$143	$143	$85	$83	$84	$84
Noncurrent	$7,507	$7,443	$7,425	$7,757	$7,757	$7,799	$7,869	$7,827	$7,827
Stockholders’ equity	$6,192	$6,423	$6,456	$6,375	$6,375	$7,801	$7,652	$8,574	$8,574
Debt to debt-plus-equity ratio	56.0%	55.2%	55.0%	55.3%	55.3%	50.3%	51.0%	48.0%	48.0%

Non-GAAP Measures:
     This press release includes certain financial measures, recurring earnings and recurring segment profit that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission. Recurring earnings exclude items of income or loss that the company characterizes as unrepresentative of its ongoing operations. Recurring earnings and recurring segment profit provide investors meaningful insight into the company’s results from ongoing operations. This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare a company’s performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the company. Neither recurring earnings nor recurring segment profit are intended to represent an alternative to net income or segment profit. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.
     Certain financial information in this press release is also shown including Gas Marketing Services mark-to-market adjustments. This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses the mark-to-market adjustments to better reflect Gas Marketing’s results on a basis that is more consistent with Gas Marketing’s portfolio cash flows and to aid investor understanding. The adjustments reverse forward unrealized mark-to-market gains or losses from derivatives and add realized gains or losses from derivatives for which mark-to-market income has been previously recognized, with the effect that the resulting adjusted segment profit is presented as if mark-to-market accounting had never been applied to Gas Marketing Services’ derivatives. The measure is limited by the fact that it does not reflect potential unrealized future losses or gains on derivative contracts. However, management compensates for this limitation since derivative assets and liabilities do reflect unrealized gains and losses of derivative contracts. Overall, management believes the mark-to-market adjustments provide an alternative measure that more closely matches realized cash flows for the Gas Marketing segment but does not substitute for actual cash flows. We also apply the mark-to-market adjustment and the recurring adjustments to present a measure referred to as recurring income from continuing operations after mark-to-market adjustments.

Adjustment to remove MTM effect
Dollars in millions except for per share amounts

	3rd Quarter		YTD
	2008	2007	2008	2007
Recurring income from cont. ops available to common shareholders	$370	$219	$1,110	$606
Recurring diluted earnings per common share	$0.63	$0.36	$1.87	$0.99

Mark-to-Market (MTM) adjustments for Gas Marketing	(61)	32	(49)	140

Tax effect of total MTM adjustments	23	(12)	19	(53)

After tax MTM adjustments	$(38)	$20	$(30)	$87

Recurring income from cont. ops available to common shareholders after MTM adjust.	$332	$239	$1,080	$693

Recurring diluted earnings per share after MTM adj.	$0.57	$0.39	$1.82	$1.14

weighted average shares — diluted (thousands)	589,138	610,651	594,630	611,761
Adjustments have been made to reverse estimated forward unrealized MTM gains/losses and add estimated realized gains/losses from MTM previously recognized, i.e. assumes MTM accounting had never been applied to designated hedges and other derivatives.
Some annual figures may differ from sum of quarterly figures due to rounding.

Reconciliation of Income from Continuing Operations to Recurring Earnings
(UNAUDITED)

	2007					2008
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Income from continuing operations available to common stockholders	$170	$243	$228	$206	$847	$416	$419	$369	$1,204

Income from continuing operations — diluted earnings per common share	$0.28	$0.40	$0.38	$0.34	$1.40	$0.70	$0.70	$0.62	$2.02

Nonrecurring items:

Exploration & Production
Accrual for royalty litigation contingency	$—	$—	$—	$4	$4	$—	$—	$—	$—
Gain on sale of Peru interests	—	—	—	—	—	(118)	(30)	—	(148)
Reserve for receivables from bankrupt counterparty	—	—	—	—	—	—	5	4	9
Impairment of certain natural gas producing properties	—	—	—	—	—	—	—	14	14

Total Exploration & Production nonrecurring items	—	—	—	4	4	(118)	(25)	18	(125)

Gas Pipeline
Change in estimate related to a regulatory liability — NWP	—	(17)	—	—	(17)	—	—	—	—
Payments received for terminated firm transportation agreement — NWP	—	(6)	(12)	—	(18)	—	—	—	—
Gain on sale of excess inventory gas — TGPL	—	—	—	—	—	—	(9)	—	(9)
Gain on sale of certain south Texas assets — TGPL	—	—	—	—	—	—	—	(10)	(10)

Total Gas Pipeline nonrecurring items	—	(23)	(12)	—	(35)	—	(9)	(10)	(19)

Midstream Gas & Liquids
Reversal of a maintenance accrual	(8)	—	—	—	(8)	—	—	—	—
Income from a favorable litigation outcome	—	—	—	(12)	(12)	—	—	—	—
Reserve for international receivables	—	—	—	9	9	—	—	—	—
Impairment of Carbonate Trend pipeline	—	—	—	10	10	—	—	—	—
Involuntary conversion gain related to Ignacio gas processing plant	—	—	—	—	—	—	(3)	(6)	(9)
Reserve for receivables from bankrupt counterparty	—	—	—	—	—	—	1	—	1
Final earnout payment from 2005 Gulf Liquids asset sale	—	—	—	—	—	—	—	(8)	(8)
Charges from Hurricanes Gustav & Ike	—	—	—	—	—	—	—	8	8

Total Midstream Gas & Liquids nonrecurring items	(8)	—	—	7	(1)	—	(2)	(6)	(8)

Gas Marketing Services
Accrual for litigation contingencies	—	—	—	20	20	—	—	—	—

Total Gas Marketing Services nonrecurring items	—	—	—	20	20	—	—	—	—

Nonrecurring items included in segment profit (loss)	(8)	(23)	(12)	31	(12)	(118)	(36)	2	(152)

Nonrecurring items below segment profit (loss)
Early debt retirement costs (Corporate)	—	—	—	19	19	—	—	—	—
Interest related to Gulf Liquids litigation contingency ( Interest accrued — Midstream)	1	1	1	—	3	—	—	—	—
Interest income related to contract termination gain noted above (Investing income — Gas Pipeline — NWP)	—	—	(2)	—	(2)	—	—	—	—
Interest related to royalty litigation contingency noted above (Interest accrued — E&P)	—	—	—	1	1	—	—	—	—
Rounding	—	1	(1)	—	—	—	—	—	—

	1	2	(2)	20	21	—	—	—	—

Total nonrecurring items	(7)	(21)	(14)	51	9	(118)	(36)	2	(152)
Tax effect for above items (1)(2)	(3)	1	(5)	13	6	(45)	(14)	1	(58)
Adjustment for nonrecurring tax-related items (3)	—	—	—	23	23	—	—	—	—

Recurring income from continuing operations available to common stockholders	$166	$221	$219	$267	$873	$343	$397	$370	$1,110

Recurring diluted earnings per common share	$0.27	$0.36	$0.36	$0.44	$1.44	$0.57	$0.67	$0.63	$1.87

Weighted-average shares — diluted (thousands)	611,470	613,172	610,651	604,243	609,866	598,627	596,187	589,138	594,630

(1)	The tax rate applied to nonrecurring items for 2nd quarter 2007 has been adjusted to reverse the effect of certain previous adjustments for nondeductible expenses associated with securities litigiation and related costs, as these expenses are now considered deductible based on an IRS ruling.

(2)	The tax rate applied to nonrecurring items 4th quarter 2007 has been adjusted to reverse the effect of early debt retirement costs considered deductible in 2004 as these expenses are now considered nondeductible.

(3)	The 4th quarter of 2007 includes an adjustment for an income tax contingency.

Note:	The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.

The sum of amounts for the quarters may not equal the totals for the year due to rounding.